Roy Davidson Trivett Appointed to Imagis Technologies Board

Vancouver, Canada - March 4, 2002; (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) Imagis Technologies Inc. (the "Company") is pleased to announce that Mr. Roy Davidson Trivett has been appointed to the board of directors. Mr. Trivett graduated from Carleton University with a Master's Degree in Systems Engineering. He brings an extensive entrepreneurial background in a variety of verticals to the board. He has experienced notable success in the computer hardware and software industries, while working as a senior executive. In 1982, he co-founded Architel Systems Corporation ("Architel"), a company specializing in the development of operational support system software for telephone companies. Architel enjoyed initial success deploying its product for Bell Canada, Maritime Tel & Tel, AGT, New Brunswick Tel and SaskTel. In 1996, Architel completed an initial public offering and was listed on the Toronto Stock Exchange. Architel grew to become a global leader in software systems that enabled telecommunications companies to deploy new services in time-frames previously considered to be impossible. This allowed both incumbent and start-up telecommunications companies the ability to rapidly address the changing needs of their customers. While trading on the TSE, Architel established a market capitalization in excess of $100 million. In March, 2000, Architel was sold to Nortel Networks for a closing valuation of US$395 million.

Mr. Iain Drummond, President of the Company, stated: "We are delighted to have Roy Trivett join our board. Roy has experienced and successfully managed Architel's transition from a research and development stage company all the way to its establishment as a global leader in its systems software niche. Roy will play an active role in Imagis' management, in particular in the areas of implementing sales and marketing strategies, hiring upper level management to build out our team and together with Mr. Andy Amanovich, our Chief Technology Officer, mapping our research and development plan. We plan to rely heavily on his tremendous experience as we continue to grow the Company."

Mr. Trivett said: "I was an early investor in Imagis and have watched its rapid growth. I strongly believe that due to its unique position in the biometric technology sector, and the huge opportunities available to it, Imagis will continue to experience exponential growth. Such growth always presents challenges, and having experienced these challenges in building Architel, I feel I will be able to provide valuable assistance to Imagis in enabling and managing its continued evolution. I intend to rely on my network of contacts to help build Imagis' team, and on my software systems expertise to help guide Imagis' sales and marketing strategies."

About Imagis Technologies Inc.
 Imagis is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations of its software in the United States, UK, Canada, and Mexico. http://www.imagistechnologies.com

CONTACT: Sandra Buschau, VP Investor Relations Imagis Technologies Inc. Tel: (604) 684-2449 E-mail: sandy@imagistechnologies.com

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